Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Announces Effectiveness of Registration Statement
For its Exchange Offer and Consent Solicitation Relating to its Warrants

NEW YORK, July 9, 2019 /PRNewswire/ – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the "Company" or “Lindblad”) announced today that the Registration Statement filed by the Company with the SEC registering common stock of the Company issuable as part of the Company's previously announced Exchange Offer and Consent Solicitation relating to certain of its outstanding Warrants, has been declared effective by the SEC. As a result, the Company does not expect or intend to extend the expiration date of the Exchange Offer, which is set to expire at 11:59 p.m., Eastern Daylight Time, on July 12, 2019, or such later time and date to which the Company may extend (the "Expiration Date"). The Company advises holders of Warrants who intend and are eligible to participate in the Exchange Offer to tender their Warrants as soon as possible, in the manner described in the Prospectus/Offer to Exchange included in the Company's Registration Statement on Form S-4/A and related offering materials previously distributed to each holder.

Previously Announced Terms of the Exchange Offer and Consent Solicitation

Until the Expiration Date, the Company is offering to holders of its Warrants the opportunity to receive 0.385 shares of its Common Stock in exchange for each of the outstanding Warrants tendered by the holder and exchanged pursuant to the Exchange Offer. The Exchange Offer and Consent Solicitation are being made to:

•	All holders of the Company's publicly traded warrants (the "Public Warrants") to purchase shares of the Company's common stock that were issued in connection with the Company's initial public offering, which entitle such Warrant holders to purchase one share of the Company's common stock for a purchase price of $11.50, subject to adjustments. As of June 26, 2019, 4,745,908 Public Warrants were outstanding.

•	All holders of Lindblad’s warrants to purchase common stock that were privately issued to certain sponsors of the Company in connection with its IPO and in connection with the conversion of certain convertible notes into warrants (the “Private Warrants”). As of June 26, 2019, 5,339,566 Private Warrants were outstanding. The terms of the Private Warrants are identical to the Public Warrants, except that the Private Warrants are exercisable for cash or on a cashless basis and are not redeemable by the Company, in each case so long as they are still held by the initial purchasers or their affiliates. The Public Warrants and Private Warrants are collectively referred to as the “Warrants.”

Pursuant to the Exchange Offer, the Company is offering up to an aggregate of 3,882,907 of the Company’s common stock in exchange for the Warrants.

Concurrently with the Exchange Offer, the Company is also soliciting consents from holders of the Warrants to amend (the "Warrant Amendment") the warrant agreement that governs all of the Warrants to permit the Company to require that each outstanding Warrant be exchanged into 0.36575 shares of common stock, which is a ratio 5% less than the ratio applicable to the Exchange Offer.

The holders of the Private Warrants have advised the Company that they intend to tender all of the Private Warrants held by them in the Exchange Offer. If these holders tender all of the Private Warrants held by them in the Exchange Offer (and certain other conditions are satisfied), then the Warrant Amendment will be adopted.

The Exchange Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Daylight Time, on July 12, 2019, or such later time and date to which the Company may extend, as described in the Schedule TO and Prospectus/Offer to Exchange included in the Registration Statement on Form S-4/A. Tendered Warrants may be withdrawn by holders at any time prior to the Expiration Date. The Company's obligation to complete the Exchange Offer and Consent Solicitation is not conditioned on the tender of a minimum amount of Warrants.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiary, Natural Habitat Adventures, an adventure travel and ecotourism company with a focus on responsible nature travel.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership's educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat's adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Forward looking statements

Certain matters discussed in this press release are "forward-looking statements." These forward-looking statements include the Company's financial projections and may also generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe the Company's financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) changes adversely affecting the business in which the Company is engaged; (ii) management of the Company's growth and its ability to execute on its planned growth; (iii) general economic conditions; (iv) the Company's business strategy and plans; (v) unscheduled disruptions in the Company's business due to weather events, mechanical failures, or other events; (vi) compliance with laws and regulations; (vii) compliance with the financial and/or operating covenants in the Company's credit agreements; (viii) adverse publicity regarding the cruise industry in general; (ix) loss of business due to competition; (x) the result of future financing efforts; (xi) the inability to meet revenue and Adjusted EBITDA projections; (xii) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; and (xiii) those risks described in the Company's filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and except as required by law the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company's performance may be found in its filings with the SEC, which are available at http://www.sec.gov.